Exhibit 99.1

Wynn Resorts, Limited Reports Second Quarter 2013 Results

LAS VEGAS, July 29, 2013 — Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the second quarter ended June 30, 2013.

Net revenues for the second quarter of 2013 were $1,332.3 million, compared to $1,253.2 million in the second quarter of 2012. The revenue increase was driven by 16.2% higher revenues from our Las Vegas operations and a 2.6% revenue increase from our Macau operations. Adjusted property EBITDA (1) was $425.7 million for the second quarter of 2013, a 10.8% increase from $384.1 million in the second quarter of 2012.

On a US GAAP basis, net income attributable to Wynn Resorts for the second quarter of 2013 was $129.8 million, or $1.28 per diluted share, compared to a net income attributable to Wynn Resorts of $138.1 million, or $1.37 per diluted share in the second quarter of 2012. Net income for the second quarter of 2013 included a $26.6 million loss on the early retirement of debt.

Adjusted net income attributable to Wynn Resorts (2) in the second quarter of 2013 was $152.9 million, or $1.51 per diluted share (adjusted EPS), compared to an adjusted net income attributable to Wynn Resorts of $139.0 million, or $1.38 per diluted share in the second quarter of 2012.

Wynn Resorts also announced today that the Company has approved a cash dividend for the quarter of $1.00 per common share. This dividend will be payable on August 26, 2013, to stockholders of record on August 12, 2013.

Macau Operations

In the second quarter of 2013, net revenues were $930.9 million, a 2.6% increase from the $907.6 million generated in the second quarter of 2012. Adjusted property EBITDA in the second quarter of 2013 was $290.1 million, down 4.0% from $302.2 million in the second quarter of 2012.

Table games results in Macau are segregated into two distinct reporting categories, the VIP segment and the mass market segment.

Table games turnover in the VIP segment was $29.9 billion for the second quarter of 2013, a 1.6% decline from $30.3 billion in the second quarter of 2012. VIP table games win as a percentage of turnover (calculated before commissions) for the quarter was 2.94%, which was within the expected range of 2.7% to 3.0% and higher than the 2.79% experienced in the second quarter of 2012.

Table games win in the mass market segment increased by 8.5% in the second quarter to $217.0 million. Mass market table games win per unit per day increased by 6.5% to $11,671 from $10,963 per table in the second quarter of 2012. Drop in the mass market segment was $626.6 million in the second quarter of 2013, down 6.7% from the June 2012 quarter, while the segment’s win percentage of 34.6% was higher than the 29.8% generated in the 2012 quarter. Chips purchased at the casino cage are excluded from table games drop and will increase the expected win percentage. Note that customers purchase mass market gaming chips at either the gaming tables or the casino cage. With the increased purchases at the casino cage, we believe the relevant indicator of volumes in the mass market segment should be table games win.

Slot machine handle of $1.2 billion for the second quarter of 2013 was approximately flat with the prior-year quarter, while slot win declined 8.9% compared to the prior-year period. Win per unit per day was 2.9% lower at $731, compared to $752 in the second quarter of 2012. The average number of slots in the 2013 second quarter declined by 57 machines versus the 2012 period.

During the second quarter of 2013, we began a renovation of the approximately 600 guestrooms in the original Wynn Macau tower, contributing to an approximate 5% reduction in the number of available room-nights compared to the second quarter of 2012. We expect to complete the guestroom renovation by the end of 2013.

We achieved an Average Daily Rate (ADR) of $314 for the second quarter of 2013, 1.0% below the $317 reported in the 2012 quarter. Occupancy at Wynn Macau improved to 95.5% from 90.0% in the prior-year period, and revenue per available room (REVPAR) rose 5.0% to $300 in the 2013 quarter from $286 in last year’s second quarter. Gross non-casino revenues increased 3.3% during the quarter to $99.9 million.

We currently have 500 tables (285 VIP tables, 205 mass market tables and 10 poker tables) and 884 slot machines.

Cotai Project in Macau

The Company is constructing a full-scale integrated resort containing a casino, hotel, convention, retail, entertainment and food and beverage offerings on Cotai and currently estimates the project budget to be approximately $4.0 billion. In February 2013, we started pre-foundation work and continue to remain on pace with the construction schedule. Additionally, negotiations for a guaranteed maximum price (GMP) contract for the project construction costs are nearing completion. We expect to open our resort in Cotai in the first half of 2016.

During the second quarter of 2013, we invested approximately $113.3 million in our Cotai project.

Las Vegas Operations

For the quarter ended June 30, 2013, net revenues were $401.4 million, a 16.2% increase from $345.6 million in the second quarter of 2012. Adjusted property EBITDA rose to $135.7 million, up 65.6% from the $81.9 million generated in the comparable period in 2012. EBITDA margin on net revenues was 33.8% in the second quarter of 2013 compared to 23.7% in the second quarter of 2012.

Net casino revenues in the second quarter of 2013 were $142.6 million, a 44.7% increase from the second quarter of 2012. Table games drop of $548.0 million was down 4.8% compared to $575.6 million in the 2012 quarter and table games win percentage of 21.5% was within the property’s expected range of 21% to 24% and above the 15.0% reported in the 2012 quarter. Slot machine handle of $712.6 million was 0.7% above the $707.8 million in the comparable period of 2012 and net slot win was up 10.4% due to higher hold in the 2013 quarter.

Gross non-casino revenues for the quarter were $302.1 million, 3.9% higher than in the second quarter of 2012 due to increases in the hotel, food and beverage, and retail segments, and partially offset by lower entertainment revenues.

Room revenues were up 4.6% to $100.6 million during the quarter, versus $96.2 million in the second quarter of 2012. Average Daily Rate (ADR) was up 5.6% to $268, while occupancy of 86.9% was below the 87.6% experienced in the second quarter of 2012. Revenue per available room (REVPAR) was $233 in the 2013 quarter, 4.7% above the $222 reported in the prior-year quarter.

Food and beverage revenues increased 5.9% to $146.6 million, a result of revenue increases at both the property’s restaurants and its nightclubs. Retail revenues were $22.1 million in the quarter, up 5.2% from last year’s quarter. Entertainment revenues declined to $14.7 million in the 2013 second quarter from $18.1 million due to a show that ended its run at the Encore Theater in November 2012.

Balance Sheet and Other

Our total cash and investments balance at June 30, 2013 was $2.5 billion. Total debt outstanding at the end of the quarter was $6.0 billion, including $3.3 billion of Wynn Las Vegas debt, $749.4 million of Wynn Macau debt and $1.9 billion at the parent company.

During the quarter ended June 30, 2013, stock-based compensation increased primarily due to the retirement of the Company’s former chief operating officer and the related accelerated vesting of shares previously granted to him.

During both the 2013 and 2012 second quarters, the Company recorded adjustments to its reserve estimates for casino accounts receivable based on the results of historical collection patterns and current collection trends. This change was the primary factor that resulted in an $11.2 million and a $17.3 million credit to the provision for doubtful accounts for the second quarters of 2013 and 2012, respectively. The adjustment in the second quarter of 2013 was $14.9 million, consisting of a $12.2 million credit at Wynn Las Vegas and a $2.7 million credit at Wynn Macau.

Conference Call Information

The Company will hold a conference call to discuss its results on July 29, 2013 at 5:30 a.m. PT (8:30 a.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com (Investor Relations).

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those we express in these forward-looking statements, including, but not limited to, our dependence on existing management, results of regulatory or enforcement actions and probity investigations, pending or future legal proceedings, uncertainties over the development and success of new gaming and resort properties, adverse tourism trends, general global macroeconomic conditions, changes in gaming laws or regulations, volatility and weakness in world-wide credit and financial markets, and our substantial indebtedness and leverage. Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

(1) “Adjusted property EBITDA” is earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, corporate expenses, intercompany golf course and water rights leases, stock-based compensation, and other non-operating income and expenses, and includes equity in income from unconsolidated affiliates. Adjusted property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses adjusted property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors. The Company also presents adjusted property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”). In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges, corporate expenses and stock-based compensation, that do not relate to the management of specific casino properties. However, adjusted property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income, adjusted property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in adjusted property EBITDA. Also, Wynn Resorts’ calculation of adjusted property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

(2) Adjusted net income attributable to Wynn Resorts is net income before pre-opening costs, property charges and other, and certain other non-operating income and expenses. Adjusted net income attributable to Wynn Resorts and adjusted net income per share attributable to Wynn Resorts (“EPS”) are presented as supplemental disclosures because management believes that these financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to income and EPS computed in accordance with GAAP, as an additional basis for assessing period-

to-period results of our business. Adjusted net income attributable to Wynn Resorts and adjusted net income attributable to Wynn Resorts per share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income attributable to Wynn Resorts to adjusted net income attributable to Wynn Resorts, and (ii) operating income to adjusted property EBITDA and adjusted property EBITDA to net income attributable to Wynn Resorts.

WYNN RESORTS, LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Operating revenues:
Casino	$1,016,148	$953,390	$2,122,651	$2,002,669
Rooms	129,373	124,880	249,853	242,383
Food and beverage	169,555	161,137	309,256	296,277
Entertainment, retail and other	103,046	101,402	204,594	207,311

Gross revenues	1,418,122	1,340,809	2,886,354	2,748,640
Less: promotional allowances	(85,849)	(87,602)	(175,427)	(181,935)

Net revenues	1,332,273	1,253,207	2,710,927	2,566,705

Operating costs and expenses:
Casino	665,422	645,688	1,362,610	1,320,344
Rooms	33,984	33,265	67,374	63,249
Food and beverage	95,467	84,522	169,340	154,918
Entertainment, retail and other	42,956	46,108	83,282	97,766
General and administrative	132,381	99,777	227,290	205,727
Provision for doubtful accounts	(11,225)	(17,279)	(4,221)	785
Pre-opening costs	434	-	886	-
Depreciation and amortization	93,218	93,463	185,736	185,868
Property charges and other	5,612	3,540	10,958	13,826

Total operating costs and expenses	1,058,249	989,084	2,103,255	2,042,483

Operating income	274,024	264,123	607,672	524,222

Other income (expense):
Interest income	4,158	2,483	8,380	4,048
Interest expense, net of capitalized interest	(73,764)	(73,874)	(149,141)	(135,935)
Increase in swap fair value	13,512	2,646	16,656	4,930
Loss on retirement of debt	(26,578)	-	(26,578)	(4,828)
Equity in income from unconsolidated affiliates	391	256	591	721
Other	2,097	(1,081)	3,262	(313)

Other income (expense), net	(80,184)	(69,570)	(146,830)	(131,377)

Income before income taxes	193,840	194,553	460,842	392,845

(Provision) benefit for income taxes	(1,124)	4,740	4,018	4,857

Net income	192,716	199,293	464,860	397,702

Less: Net income attributable to noncontrolling interest	(62,931)	(61,229)	(132,112)	(119,074)

Net income attributable to Wynn Resorts, Limited	$129,785	$138,064	$332,748	$278,628

Basic and diluted income per common share:
Net income attributable to Wynn Resorts, Limited:
Basic	$1.29	$1.38	$3.32	$2.62
Diluted	$1.28	$1.37	$3.28	$2.59
Weighted average common shares outstanding:
Basic	100,484	99,782	100,361	106,243
Diluted	101,549	101,010	101,493	107,508

Dividends declared per common share:	$1.00	$0.50	$2.00	$1.00

WYNN RESORTS, LIMITED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED

TO ADJUSTED NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net income attributable to Wynn Resorts, Limited	$129,785	$138,064	$332,748	$278,628
Pre-opening costs	434	-	886	-
Increase in swap fair value	(13,512)	(2,646)	(16,656)	(4,930)
Property charges and other	5,612	3,540	10,958	13,826
Loss on retirement of debt	26,578	-	26,578	4,828
Adjustment for noncontrolling interest	4,027	(4)	4,047	(1,459)

Adjusted net income attributable to Wynn Resorts, Limited (2)	$152,924	$138,954	$358,561	$290,893

Adjusted net income attributable to Wynn Resorts, Limited per diluted share	$1.51	$1.38	$3.53	$2.71

WYNN RESORTS, LIMITED AND SUBSIDIARIES

RECONCILIATION OF OPERATING INCOME TO ADJUSTED PROPERTY EBITDA

AND ADJUSTED PROPERTY EBITDA TO NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED

(amounts in thousands)

(unaudited)

	Three Months Ended June 30, 2013

	Macau Operations	Las Vegas Operations	Corporate and Other	Total

Operating income	$216,236	$49,551	$8,237	$274,024

Pre-opening costs	434	-	-	434
Depreciation and amortization	29,526	62,095	1,597	93,218
Property charges and other	(1,453)	7,065	-	5,612
Management and royalty fees	37,680	6,033	(43,713)	-
Corporate expenses and other	6,528	8,427	8,365	23,320
Stock-based compensation	1,137	2,253	25,356	28,746
Equity in income from unconsolidated affiliates	-	233	158	391

Adjusted Property EBITDA (1)	$290,088	$135,657	$-	$425,745

	Three Months Ended June 30, 2012

	Macau Operations	Las Vegas Operations	Corporate and Other	Total

Operating income	$225,548	$3,538	$35,037	$264,123

Depreciation and amortization	29,985	62,776	702	93,463
Property charges and other	1,366	2,174	-	3,540
Management and royalty fees	36,374	5,189	(41,563)	-
Corporate expenses and other	7,840	6,809	2,892	17,541
Stock-based compensation	1,097	1,328	2,781	5,206
Equity in income from unconsolidated affiliates	-	105	151	256

Adjusted Property EBITDA (1)	$302,210	$81,919	$-	$384,129

			Three Months Ended June 30,

			2013	2012

Adjusted Property EBITDA (1)			$425,745	$384,129

Pre-opening costs			(434)	-
Depreciation and amortization			(93,218)	(93,463)
Property charges and other			(5,612)	(3,540)
Corporate expenses and other			(23,320)	(17,541)
Stock-based compensation			(28,746)	(5,206)
Interest income			4,158	2,483
Interest expense, net of capitalized interest			(73,764)	(73,874)
Increase in swap fair value			13,512	2,646
Loss on retirement of debt			(26,578)	-
Other			2,097	(1,081)
(Provision) benefit for income taxes			(1,124)	4,740

Net income			192,716	199,293

Less: Net income attributable to noncontrolling interest			(62,931)	(61,229)

Net income attributable to Wynn Resorts, Limited			$129,785	$138,064

WYNN RESORTS, LIMITED AND SUBSIDIARIES

RECONCILIATION OF OPERATING INCOME TO ADJUSTED PROPERTY EBITDA

AND ADJUSTED PROPERTY EBITDA TO NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED

(amounts in thousands)

(unaudited)

	Six Months Ended June 30, 2013

	Macau Operations	Las Vegas Operations	Corporate and Other	Total

Operating income	$467,762	$89,970	$49,940	$607,672

Pre-opening costs	886	-	-	886
Depreciation and amortization	58,823	123,705	3,208	185,736
Property charges and other	1,166	9,819	(27)	10,958
Management and royalty fees	76,876	11,828	(88,704)	-
Corporate expenses and other	13,146	16,030	11,926	41,102
Stock-based compensation	2,140	4,480	23,248	29,868
Equity in income from unconsolidated affiliates	-	182	409	591

Adjusted Property EBITDA (1)	$620,799	$256,014	$-	$876,813

	Six Months Ended June 30, 2012

	Macau Operations	Las Vegas Operations	Corporate and Other	Total

Operating income	$437,271	$23,964	$62,987	$524,222

Depreciation and amortization	58,273	126,194	1,401	185,868
Property charges and other	7,934	5,892	-	13,826
Management and royalty fees	74,433	10,640	(85,073)	-
Corporate expenses and other	14,388	13,196	14,711	42,295
Stock-based compensation	(316)	2,699	5,471	7,854
Equity in income from unconsolidated affiliates	-	218	503	721

Adjusted Property EBITDA (1)	$591,983	$182,803	$-	$774,786

			Six Months Ended June 30,

			2013	2012

Adjusted Property EBITDA (1)			$876,813	$774,786

Pre-opening costs			(886)	-
Depreciation and amortization			(185,736)	(185,868)
Property charges and other			(10,958)	(13,826)
Corporate expenses and other			(41,102)	(42,295)
Stock-based compensation			(29,868)	(7,854)
Interest income			8,380	4,048
Interest expense, net of capitalized interest			(149,141)	(135,935)
Increase in swap fair value			16,656	4,930
Loss on retirement of debt			(26,578)	(4,828)
Other			3,262	(313)
Benefit for income taxes			4,018	4,857

Net income			464,860	397,702

Less: Net income attributable to noncontrolling interest			(132,112)	(119,074)

Net income attributable to Wynn Resorts, Limited			$332,748	$278,628

WYNN RESORTS, LIMITED AND SUBSIDIARIES

SUPPLEMENTAL DATA SCHEDULE

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Room Statistics for Macau operations:
Occupancy %	95.5%	90.0%	94.7%	90.7%
Average Daily Rate (ADR)(a)	$ 314	$ 317	$ 315	$ 321
Revenue per available room (REVPAR) (b)	$ 300	$ 286	$ 298	$ 291

Other information for Macau operations:
Table games win per unit per day(c)	$24,571	$23,479	$25,060	$23,908
Slot machine win per unit per day(d)	$ 731	$ 752	$ 769	$ 812
Average number of table games	489	490	492	490
Average number of slot machines	869	926	856	927

Room Statistics for Las Vegas operations:
Occupancy %	86.9%	87.6%	84.9%	83.5%
Average Daily Rate (ADR) (a)	$ 268	$ 254	$ 263	$ 254
Revenue per available room (REVPAR) (b)	$ 233	$ 222	$ 224	$ 212

Other information for Las Vegas operations:
Table games win per unit per day(c)	$ 5,548	$ 4,384	$ 7,025	$ 5,923
Table Win %	21.5%	15.0%	24.4%	19.2%
Slot machine win per unit per day(d)	$ 231	$ 186	$ 223	$ 192
Average number of table games	233	217	233	219
Average number of slot machines	2,126	2,398	2,157	2,394

(a) ADR is Average Daily Rate and is calculated by dividing total room revenue including the retail value of promotional allowances (less service charges, if any) by total rooms occupied including complimentary rooms.

(b) REVPAR is Revenue per Available Room and is calculated by dividing total room revenue including the retail value of promotional allowances (less service charges, if any) by total rooms available.

(c) Table games win per unit per day is shown before discounts and commissions.

(d) Slot machine win per unit per day is calculated as gross slot win minus progressive accruals and free play.

SOURCE:

Wynn Resorts, Limited

CONTACT:

Lewis Fanger, 702-770-7555

investorrelations@wynnresorts.com